Exhibit 99.1

Talos Energy Announces Second Quarter 2025 Operational and Financial Results

Houston, Texas, August 6, 2025 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) today announced its operational and financial results for the three months ended June 30, 2025. Talos also provided third quarter 2025 guidance for production and updated its operational and financial guidance for the full year 2025.

Second Quarter and Recent Key Highlights

•	Announced enhanced corporate strategy designed to position Talos as a leading pure-play offshore E&P company.

•	Improved full-year 2025 guidance reflects higher production, lower operating expenses and lower capital expenditures.

•	Produced 93.3 thousand barrels of oil equivalent per day (“MBoe/d”) (69% oil, 77% liquids).

•	Initiated first production from Katmai West #2 and Sunspear wells(1).

•	Resumed drilling operations at the Daenerys prospect, with results anticipated by the end of the third quarter of 2025.

•

Recorded Net Loss of $185.9 million which includes $223.9 million of non-cash ceiling test impairment charges, or $1.05 Net Loss per diluted share, and Adjusted Net Loss(2) of $48.3 million, or $0.27 Adjusted Net Loss per diluted share(2).

•	Generated Adjusted EBITDA(2) of $294.2 million.

•	Allocated $126.1 million to capital expenditures, excluding plugging and abandonment and settled decommissioning obligations.

•	Recorded net cash provided by operating activities of $351.6 million.

•	Generated Adjusted Free Cash Flow(2) of $98.5 million.

•	Repurchased approximately 3.8 million shares for $32.6 million.

•	Improved balance sheet with $357.3 million of cash, an undrawn credit facility, a Net Debt to Last Twelve Months (“LTM”) Adjusted EBITDA(2) of 0.7x, as of June 30, 2025.

•

Increased hedge positions that cover over 38% of the second half of 2025 expected oil production at the midpoint of guidance, with a weighted average floor price approximately $71.50 per barrel, and mark-to-market hedge book value of $56 million, as of June 30, 2025.

“We continued to deliver on our commitments this quarter, with Adjusted EBITDA and Adjusted Free Cash Flow exceeding consensus estimates,” said Paul Goodfellow, President and Chief Executive Officer of Talos. “This strong performance enabled us to repurchase 3.8 million shares for approximately $33 million, reflecting our continued commitment to returning capital to shareholders while also increasing our cash position to $357 million. Operationally, we reached several key milestones this quarter, including first production from our Katmai West #2 and Sunspear wells, the resumption of drilling at the high-impact Daenerys prospect, and continued advancement of our Monument development. We exited the second quarter with a solid financial foundation, including a leverage ratio of approximately 0.7x and total liquidity of approximately $1.0 billion.”

“With our enhanced corporate strategy in motion, we are strategically positioning Talos in the long-term to further lead in the offshore E&P sector, which we expect will play an increasing larger role in supplying global energy demand. We will continue to capitalize on this trend by leveraging our unique capabilities, low-cost operating structure, and solid balance sheet to ensure flexibility to manage through cycles while remaining committed to returning capital to shareholders.”

Footnotes:

(1)

In July, production from Sunspear was temporarily shut in due to an early failure of the surface-controlled subsurface safety valve (“SCSSV”). Talos expects Sunspear to return to production in late October 2025.

(2)	Please see “Supplemental Non-GAAP Information” for details and reconciliations of GAAP to non-GAAP financial measures.

TALOS ENERGY INC.	1	333 Clay St., Suite 3300, Houston, TX 77002

RECENT DEVELOPMENTS AND OPERATIONS UPDATE

Corporate Strategy:

In June 2025, Talos announced its enhanced corporate strategy designed to position the Company as a leading pure-play offshore exploration and production company. The three pillars of Talos’s new strategy are:

•

Improve our business every day. Talos is targeting approximately $100 million in increased annualized cash flow in 2026 through capital efficiency, margin enhancement, commercial opportunities, and general organizational improvements.

•

Grow production and profitability. Talos plans to invest in high-margin organic projects, complemented by disciplined, accretive bolt-on acquisitions in deepwater basins, which will enhance production and profitability.

•

Build a long-lived, scaled portfolio. Talos will take a strategic and measured approach in assessing opportunities within the Gulf of America and other conventional offshore basins. A scaled portfolio will provide Talos with significant production growth potential, and ultimately the ability to generate long-term consistent free cash flow.

Share Repurchase Program:

In the second quarter of 2025, Talos opportunistically repurchased approximately 3.8 million shares for $32.6 million, representing an average price of $8.48 per share. Year-to-date, the Company has repurchased 6.1 million shares for $54.6 million. Under Talos’s share repurchase program, management expects to allocate up to 50% of its annual free cash flow to share repurchases. Purchases under the share repurchase program may be made from time to time in privately negotiated transactions or open market transactions under Rule 10b-18 of the Securities Exchange Act of 1934, as amended. These purchases will depend on market conditions, legal requirements, and other relevant factors.

Production Updates:

Sunspear: Late in the second quarter of 2025, Talos successfully initiated first production from the Sunspear well, which is tied back to the Talos-operated Prince platform. In July, production was temporarily shut in due to an early failure of the surface-controlled subsurface safety valve (SCSSV). The West Vela rig is scheduled to return to the well following the drilling of the Daenerys exploration prospect and Talos expects Sunspear to return to production in late October 2025. Estimates of Sunspear’s initial productive capacity is expected to be at the high end of the range. Talos holds a 48.0% working interest (“W.I.”) in the well, an entity managed by Ridgewood Energy Corporation holds a 47.5% W.I., and H.E. holds a 4.5% W.I.

Katmai West: Also, late in the second quarter of 2025, Talos successfully initiated first production from the Katmai West #2 well. Total gross production from the Katmai East and West fields is approximately 35 Mboe/d (71% oil), which flows to the Talos-operated Tarantula platform. Given that the facility at Tarantula is at maximum capacity the current production rate is estimated to remain at that level for several years. The greater Katmai area is estimated to contain a total resource potential of up to 200 million barrels of oil equivalent (“MMBoe”). Talos, as operator, holds a 50% W.I., with entities managed by Ridgewood Energy Corporation holding 50% W.I.

Project Updates:

Daenerys: Talos is currently drilling the Daenerys exploratory well, utilizing the West Vela deepwater drillship. Daenerys is a high-impact subsalt prospect that will evaluate the regionally prolific Middle and Lower Miocene section and carries an estimated pre-drill gross resource potential between 100–300 MMBoe. Results are anticipated by the end of the third quarter of 2025. Talos, as operator, holds a 30% W.I., Shell Offshore Inc. holds a 25% W.I., Red Willow holds a 25% W.I., Cathexis holds a 10% W.I., and HEQ Deepwater holds a 10% W.I.

Monument Discovery Farm-in: In March 2025, Talos increased its interest in the Monument discovery to a 29.76% W.I., up from 21.4% W.I. Monument is a large Wilcox oil discovery in Walker Ridge blocks 271, 272, 315, and 316. Talos expects to develop it as a subsea tie-back to the Shenandoah production facility in Walker Ridge. First production is expected between 20–30 MBoe/d gross by late 2026. There is an additional drilling location adjacent to the discovery with an estimated 25–35 MMBoe that could extend the resource. Beacon Offshore Energy LLC as operator, holds a 41.67% W.I., and Navitas Petroleum LP holds a 28.57% W.I.

Impairment

In the second quarter of 2025, the Company recorded a $223.9 million non-cash ceiling test impairment charge. Capitalized oil and natural gas costs are limited to a ceiling based on the present value of future net revenues from proved reserves, computed using a discount factor of 10%, plus the lower of cost or estimated fair value of unproved oil and natural gas properties not being amortized less the related tax effects. The Company performs this ceiling test calculation each quarter utilizing pricing as defined by the U.S. Securities and Exchange Commission (“SEC”).

TALOS ENERGY INC.	2	333 Clay St., Suite 3300, Houston, TX 77002

SECOND QUARTER 2025 RESULTS

Key Financial Highlights:

($ thousands, except per share and per Boe amounts)	Three Months Ended June 30, 2025
Total revenues	$424,721
Net Income (Loss)	$(185,937)
Net Income (Loss) per diluted share	$(1.05)
Adjusted Net Income (Loss)(1)	$(48,316)
Adjusted Net Income (Loss) per diluted share(1)	$(0.27)
Adjusted EBITDA(1)	$294,247
Adjusted EBITDA excluding hedges(1)	$260,932
Capital Expenditures	$126,057

(1)	Please see “Supplemental Non-GAAP Information” for details and reconciliations of GAAP to non-GAAP financial measures.

Production

Production for the second quarter 2025 was 93.3 MBoe/d (69% oil, 77% liquids).

Three Months Ended June 30, 2025
Oil (MBbl/d)	64.0
Natural Gas (MMcf/d)	129.7
NGL (MBbl/d)	7.7
Total average net daily (MBoe/d)	93.3

	Three Months Ended June 30, 2025
	Production	% Oil	% Liquids	% Operated
Deepwater	83.4	71%	79%	81%
Shelf and Gulf Coast	9.9	49%	58%	73%

Total average net daily (MBoe/d)	93.3	69%	77%	80%

Three Months Ended June 30, 2025
Average realized prices (excluding hedges):
Oil ($/Bbl)	$64.08
Natural Gas ($/Mcf)	$3.34
NGL ($/Bbl)	$17.23
Average realized price ($/Boe)	$50.00
Average NYMEX prices:
WTI ($/Bbl)	$63.74
Henry Hub ($/MMBtu)	$3.44

Lease Operating & General and Administrative Expenses

Total lease operating expenses for the second quarter 2025, including workover, maintenance and insurance costs, were $137.0 million, or $16.12 per Boe.

Adjusted General and Administrative expenses for the second quarter 2025, adjusted to exclude one-time transaction-related costs, and non-cash equity-based compensation, were $34.4 million, or $4.05 per Boe.

($ thousands, except per Boe amounts)	Three Months Ended June 30, 2025
Lease Operating Expenses	$136,971
Lease Operating Expenses per Boe	$16.12
Adjusted General & Administrative Expenses(1)	$34,364
Adjusted General & Administrative Expenses per Boe(1)	$4.05

(1)	Please see “Supplemental Non-GAAP Information” for details and reconciliations of GAAP to non-GAAP financial measures.

TALOS ENERGY INC.	3	333 Clay St., Suite 3300, Houston, TX 77002

Capital Expenditures

Capital expenditures for the second quarter 2025, excluding plugging and abandonment and settled decommissioning obligations, totaled $126.1 million.

($ thousands)	Three Months Ended June 30, 2025
U.S. drilling & completions	$102,961
Asset management(1)	7,042
Seismic and G&G, land, capitalized G&A and other	14,058

Total Capital Expenditures	124,061
Investment in Mexico	1,996

Total	$126,057

(1)	Asset management consists of capital expenditures for development-related activities primarily associated with recompletions and improvements to our facilities and infrastructure.

Plugging & Abandonment Expenditures

Capital expenditures for plugging and abandonment and settled decommissioning obligations for the second quarter 2025 totaled $28.8 million.

Three Months Ended June 30, 2025
Plugging & Abandonment and Decommissioning Obligations Settled(1)	$28,847

(1)

Settlement of decommissioning obligations as a result of working interest partners or counterparties of divestiture transactions that were unable to perform the required abandonment obligations due to bankruptcy or insolvency.

Liquidity and Leverage

At June 30, 2025, Talos had a borrowing base of $925.0 million under its Bank Credit Facility, subject to a total availability cap of $800.0 million with approximately $42.8 million in outstanding letters of credit. Letters of credit that are outstanding reduce the available revolving credit commitments. Cash was $357.3 million, providing Talos approximately $1,114.5 million of liquidity at quarter end. On June 30, 2025, Talos had $1,250.0 million in total debt. Net Debt(1) was $892.7 million, Net Debt to Last Twelve Months (“LTM”) Adjusted EBITDA(1) was 0.7x. Talos recently completed its regularly scheduled borrowing base redetermination, resulting in a borrowing base reduction from $925.0 million which was subject to a total availability cap of $800.0 million to $700.0 million under the Company’s Bank Credit Facility.

Footnotes:

(1)	Please see “Supplemental Non-GAAP Information” for details and reconciliations of GAAP to non-GAAP financial measures.

TALOS ENERGY INC.	4	333 Clay St., Suite 3300, Houston, TX 77002

OPERATIONAL & FINANCIAL GUIDANCE UPDATES

For the third quarter 2025, Talos expects average daily production to be in the range of 86.0 to 90.0 MBoe/d, with 69% oil volumes.

Talos has revised its full year 2025 operational and financial guidance and expects average daily production to range from 91.0 to 95.0 MBoe/d, consisting of 69% oil and 78% liquids. Full year guidance reflects lower cash operating expenses and workover and lower capital expenditures.

The following summarizes Talos’s full-year 2025 operational and production guidance.

		Original FY 2025		Revised FY 2025
($ Millions, unless highlighted):		Low	High	Low	High
Production	Oil (MMBbl)	22.7	24.0	23.0	24.0
	Natural Gas (Bcf)	41.9	44.3	45.0	47.0
	NGL (MMBbl)	3.1	3.3	2.8	3.0
	Total Production (MMBoe)	32.8	34.7	33.3	34.7
	Avg Daily Production (MBoe/d)	90.0	95.0	91.0	95.0
Cash Expenses	Cash Operating Expenses and Workovers(1)(2)(4)(7)	$580	$610	$555	$585
	G&A(2)(3)(7)	$120	$130	$120	$130
Capex	Capital Expenditures(5)	$500	$540	$490	$530
P&A Expenditures	P&A, Decommissioning	$100	$120	$100	$120
Interest	Interest Expense(6)	$155	$165	$155	$165

(1)	Includes Lease Operating Expenses and Maintenance.
(2)	Includes insurance costs.
(3)	Excludes non-cash equity-based compensation and transaction and other expenses.
(4)	Includes reimbursements under production handling agreements.
(5)	Excludes acquisitions.
(6)	Includes cash interest expense on debt and finance lease, surety charges and amortization of deferred financing costs and original issue discounts.
(7)	Due to the forward-looking nature a reconciliation of Cash Operating Expenses and Workovers and G&A to the most directly comparable GAAP measure could not be reconciled without unreasonable efforts.

TALOS ENERGY INC.	5	333 Clay St., Suite 3300, Houston, TX 77002

HEDGES

The following table reflects contracted volumes and weighted average prices the Company will receive under the terms of its derivative contracts as of June 30, 2025.

	Instrument Type	Avg. Daily Volume	W.A. Swap	W.A. Floor	W.A. Ceiling
Crude – WTI		(Bbls)	(Per Bbl)	(Per Bbl)	(Per Bbl)
July - September 2025	Fixed Swaps	25,370	$71.57	—	—
October - December 2025	Fixed Swaps	22,967	$71.33	—	—
January - March 2026	Fixed Swaps	14,000	$66.26	—	—
	Collar	11,000	—	$60.46	$68.50
April - June 2026	Fixed Swaps	14,000	$65.11	—	—
	Collar	11,000	—	$60.46	$68.50
July - September 2026	Fixed Swaps	2,000	$65.00	—	—
	Collar	11,000	—	$60.46	$68.50
October - December 2026	Fixed Swaps	2,000	$65.00	—	—
	Collar	11,000	—	$60.46	$68.50
Natural Gas – HH NYMEX		(MMBtu)	(Per MMBtu)	(Per MMBtu)	(Per MMBtu)
July - September 2025	Fixed Swaps	50,000	$3.47	—	—
October - December 2025	Fixed Swaps	40,000	$3.53	—	—
January - March 2026	Fixed Swaps	35,000	$4.19	—	—
April - June 2026	Fixed Swaps	30,000	$3.77	—	—
July - September 2026	Fixed Swaps	20,000	$3.65	—	—
October - December 2026	Fixed Swaps	20,000	$3.65	—	—

CONFERENCE CALL AND WEBCAST INFORMATION

Talos will host a conference call, broadcast live over the internet, on Thursday, August 7, 2025, at 10:00 AM Eastern Time (9:00 AM Central Time). Listeners can access the conference call through a webcast link on the Company’s website at: Talos Second Quarter 2025 Webcast. Alternatively, the conference call can be accessed by dialing (800) 836-8184 (North American toll-free) or (646) 357-8785 (international). Please dial in approximately 15 minutes before the teleconference is scheduled to begin and ask to be joined into the Talos Energy call. A replay of the call will be available one hour after the conclusion of the conference until August 14, 2025 and can be accessed by dialing (888) 660-6345 and using access code 83342#. For more information, please refer to the Second Quarter 2025 Earnings Presentation available under Presentations and Webcasts on the Investor Relations section of Talos’s website.

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven, innovative, independent energy company focused on maximizing long-term value through its Exploration & Production business in the United States Gulf of America and offshore Mexico. We leverage decades of technical and offshore operational expertise to acquire, explore, and produce assets in key geological trends while maintaining a focus on safe and efficient operations, environmental responsibility, and community impact. For more information, visit www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Clay Jeansonne

Clay.Jeansonne@talosenergy.com

TALOS ENERGY INC.	6	333 Clay St., Suite 3300, Houston, TX 77002

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

The information in this communication includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included in this communication regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “will,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast,” “may,” “objective,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. These forward-looking statements are based on our current beliefs, based on currently available information, as to the outcome and timing of future events. Forward-looking statements may include statements about: business strategy; estimated ultimate recovery (EUR), estimated gross resource potential and reserves; drilling prospects, inventories, projects and programs; our ability to replace the reserves that we produce through drilling and property acquisitions; financial strategy, borrowing base under our bank credit facility, availability of financing sources, liquidity position and capital required for our development program, acquisitions and other capital expenditures; realized oil and natural gas prices; changes in tariffs, trade barriers, price and exchange controls and other regulatory requirements, including such changes that may be implemented by the Trump Administration, and the impact of such policies on us, our customers and suppliers, and the global economic environment; volatility in the political, legal and regulatory environments; risks related to future mergers and acquisitions and/or to realize the expected benefits of any such transaction; timing and amount of future production of oil, natural gas and NGLs; our hedging strategy and results; future drilling plans; availability of pipeline connections on economic terms; competition, government regulations, including financial assurance requirements, and legislative and political developments; our ability to obtain permits and governmental approvals; pending legal, governmental or environmental matters; our marketing of oil, natural gas and NGLs; our integration of acquisitions and the anticipated post-acquisition performance of the Company; future leasehold or business acquisitions on desired terms; costs of developing properties; general economic conditions, including the impact of continued inflation and associated changes in monetary policy; political and economic conditions and events in foreign oil, natural gas and NGL producing countries and acts of terrorism or sabotage; credit markets; estimates of future income taxes; our estimates and forecasts of the timing, number, profitability and other results of wells we expect to drill and other exploration activities; our strategy with respect to our investment in the Zama asset; uncertainty regarding our future operating results and our future revenues and expenses; impact of new accounting pronouncements on earnings in future periods; and plans, objectives, expectations and intentions contained in this communication that are not historical. These forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, commodity price volatility; global demand for oil and natural gas; the ability or willingness of OPEC and other state-controlled oil companies to set and maintain oil production levels and the impact of any such actions; the lack of a resolution to the war in Ukraine and ongoing hostilities in Israel and the Middle East, and their impact on commodity markets; the impact of any pandemic, and governmental measures related thereto; lack of transportation and storage capacity as a result of oversupply, government and regulations; political risks, including a global trade war; lack of availability of drilling and production equipment and services; adverse weather events, including tropical storms, hurricanes, winter storms and loop currents; cybersecurity threats; elevated inflation and the impact of central bank policy in response thereto; environmental risks; failure to find, acquire or gain access to other discoveries and prospects or to successfully develop and produce from our current discoveries and prospects; geologic risk; drilling and other operating risks; well control risk; regulatory changes, including the impact of financial assurance requirements; changes in U.S. trade policy, including the imposition of increased tariffs and resulting consequences; the uncertainty inherent in estimating reserves and in projecting future rates of production; cash flow and access to capital; the timing of development expenditures; potential adverse reactions or competitive responses to our acquisitions and other transactions; the possibility that the anticipated benefits of our acquisitions are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of acquired assets and operations; and the other risks discussed in “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2024 and our subsequent Quarterly Reports on Form 10-Qs, each as filed with the SEC. Should one or more of the risks or uncertainties described herein occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this communication.

TALOS ENERGY INC.	7	333 Clay St., Suite 3300, Houston, TX 77002

PRODUCTION ESTIMATES

Estimates of our future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation, marketing and storage of oil and gas are subject to disruption due to transportation, processing and storage availability, mechanical failure, human error, adverse weather conditions such as hurricanes, global political and macroeconomic events and numerous other factors. Our estimates are based on certain other assumptions, such as well performance and estimated resource potential and ultimate recovery, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production volumes will be as estimated.

RESERVE INFORMATION

Reserve engineering is a process of estimating underground accumulations of oil, natural gas and NGLs that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify upward or downward revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil, natural gas and NGLs that are ultimately recovered. In addition, we use “estimated gross resource potential,” “gross reserves,” and “estimated ultimate recovery” (or EUR) which are not measures of “reserves” prepared in accordance with SEC guidelines or permitted to be included in SEC filings. These types of resource estimates do not represent, and are not intended to represent, any category of reserves based on SEC definitions, are inherently more uncertain than estimates of proved reserves or other reserves prepared in accordance with SEC guidelines. These types of estimates are subject to a substantially greater risk of actually being realized.

USE OF NON-GAAP FINANCIAL MEASURES

This release includes the use of certain measures that have not been calculated in accordance with U.S. generally acceptable accounting principles (GAAP) such as, but not limited to, EBITDA, Adjusted EBITDA, LTM Adjusted EBITDA, Net Debt, Net Debt to LTM Adjusted EBITDA, Adjusted Free Cash Flow and Leverage, Adjusted EBITDA excluding hedges, Adjusted Net Income (Loss) per diluted share, Adjusted Earnings Per Share, Cash Operating Expenses and Workovers, Adjusted General & Administrative Expense and PV-10. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Reconciliations for non-GAAP measures to GAAP measures are included at the end of this release.

TALOS ENERGY INC.	8	333 Clay St., Suite 3300, Houston, TX 77002

Talos Energy Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$357,287	$108,172
Restricted cash	32,623	—
Accounts receivable:
Trade, net	209,900	236,694
Joint interest, net	96,771	133,562
Other, net	33,725	34,002
Assets from price risk management activities	61,496	33,486
Prepaid assets	64,287	77,487
Other current assets	14,556	35,980

Total current assets	870,645	659,383

Property and equipment:
Proved properties	10,134,829	9,784,832
Unproved properties, not subject to amortization	542,977	587,238
Other property and equipment	35,196	35,069

Total property and equipment	10,713,002	10,407,139
Accumulated depreciation, depletion and amortization	(5,966,167)	(5,191,865)

Total property and equipment, net	4,746,835	5,215,274

Other long-term assets:
Restricted cash	75,174	106,260
Assets from price risk management activities	14,834	253
Equity method investments	112,589	111,269
Other well equipment	65,381	58,306
Notes receivable, net	18,669	17,748
Operating lease assets	10,379	11,294
Other assets	10,196	12,008

Total assets	$5,924,702	$6,191,795

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$105,355	$117,055
Accrued liabilities	302,604	326,913
Accrued royalties	66,300	77,672
Current portion of asset retirement obligations	127,959	97,166
Liabilities from price risk management activities	10,027	6,474
Accrued interest payable	49,016	49,084
Current portion of operating lease liabilities	3,823	3,837
Other current liabilities	47,042	44,854

Total current liabilities	712,126	723,055

Long-term liabilities:
Long-term debt	1,223,736	1,221,399
Asset retirement obligations	1,093,114	1,052,569
Liabilities from price risk management activities	10,055	3,537
Operating lease liabilities	13,776	15,489
Other long-term liabilities	352,882	416,041

Total liabilities	3,405,689	3,432,090

Commitments and contingencies
Stockholders’ equity:
Preferred stock; $0.01 par value; 30,000,000 shares authorized and zero shares issued or outstanding as of June 30, 2025 and December 31, 2024, respectively	—	—
Common stock; $0.01 par value; 270,000,000 shares authorized; 188,201,673 and 187,434,908 shares issued as of June 30, 2025 and December 31, 2024, respectively	1,882	1,874
Additional paid-in capital	3,284,467	3,274,626
Accumulated deficit	(619,915)	(424,110)
Treasury stock, at cost; 13,544,328 and 7,417,385 shares as of June 30, 2025 and December 31, 2024, respectively	(147,421)	(92,685)

Total stockholders’ equity	2,519,013	2,759,705

Total liabilities and stockholders’ equity	$5,924,702	$6,191,795

TALOS ENERGY INC.	9	333 Clay St., Suite 3300, Houston, TX 77002

Talos Energy Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Revenues:
Oil	$373,195	$507,408	$813,918	$900,629
Natural gas	39,415	26,060	92,150	49,758
NGL	12,111	15,697	31,712	28,710

Total revenues	424,721	549,165	937,780	979,097
Operating expenses:
Lease operating expense	136,971	157,310	264,776	292,488
Production taxes	130	476	244	1,020
Depreciation, depletion and amortization	269,706	259,091	550,422	474,755
Impairment of oil and natural gas properties	223,881	—	223,881	—
Accretion expense	32,046	30,732	62,940	57,635
General and administrative expense	39,430	48,247	74,045	118,088
Other operating (income) expense	(3,851)	(1,061)	(8,387)	(87,104)

Total operating expenses	698,313	494,795	1,167,921	856,882

Operating income (expense)	(273,592)	54,370	(230,141)	122,215
Interest expense	(40,811)	(48,982)	(81,738)	(99,827)
Price risk management activities income (expense)	86,855	2,302	71,002	(84,760)
Equity method investment income (expense)	(186)	(456)	(676)	(8,510)
Other income (expense)	5,371	4,164	9,231	(51,732)

Net income (loss) before income taxes	(222,363)	11,398	(232,322)	(122,614)
Income tax benefit (expense)	36,426	983	36,517	22,556

Net income (loss)	$(185,937)	$12,381	$(195,805)	$(100,058)

Net income (loss) per common share:
Basic	$(1.05)	$0.07	$(1.10)	$(0.59)
Diluted	$(1.05)	$0.07	$(1.10)	$(0.59)
Weighted average common shares outstanding:
Basic	177,404	183,564	178,791	171,027
Diluted	177,404	183,692	178,791	171,027

TALOS ENERGY INC.	10	333 Clay St., Suite 3300, Houston, TX 77002

Talos Energy Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net income (loss)	$(195,805)	$(100,058)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion, amortization and accretion expense	613,362	532,390
Impairment of oil and natural gas properties	223,881	—
Amortization of deferred financing costs and original issue discount	3,695	5,084
Equity-based compensation expense	8,544	5,544
Price risk management activities (income) expense	(71,002)	84,760
Net cash received (paid) on settled derivative instruments	38,482	(21,012)
Equity method investment (income) expense	676	8,510
Loss (gain) on extinguishment of debt	—	60,256
Settlement of asset retirement obligations	(38,249)	(50,128)
Loss (gain) on sale of assets	(16)	(2,500)
Loss (gain) on sale of business	—	(86,940)
Changes in operating assets and liabilities:
Accounts receivable	63,863	3,076
Other current assets	24,361	(5,150)
Accounts payable	(2,451)	(43,608)
Other current liabilities	(9,244)	17,748
Other non-current assets and liabilities, net	(40,219)	(22,182)

Net cash provided by (used in) operating activities	619,878	385,790

Cash flows from investing activities:
Exploration, development and other capital expenditures	(276,149)	(269,170)
Payments for acquisitions, net of cash acquired	(14,845)	(916,045)
Proceeds from (cash paid for) sale of property and equipment, net	687	—
Contributions to equity method investees	(1,996)	(19,627)
Proceeds from sales of businesses	—	141,997

Net cash provided by (used in) investing activities	(292,303)	(1,062,845)

Cash flows from financing activities:
Issuance of common stock	—	387,717
Issuance of senior notes	—	1,250,000
Redemption of senior notes	—	(897,116)
Proceeds from Bank Credit Facility	—	770,000
Repayment of Bank Credit Facility	—	(745,000)
Deferred financing costs	—	(27,386)
Other deferred payments	(10,172)	(1,234)
Payments of finance lease	(9,616)	(8,747)
Purchase of treasury stock	(54,736)	(39,326)
Employee stock awards tax withholdings	(2,399)	(5,687)

Net cash provided by (used in) financing activities	(76,923)	683,221

Net increase (decrease) in cash, cash equivalents and restricted cash	250,652	6,166
Cash, cash equivalents and restricted cash:
Balance, beginning of period	214,432	135,999

Balance, end of period	$465,084	$142,165

Supplemental non-cash transactions:
Capital expenditures included in accounts payable and accrued liabilities	$48,926	$79,832
Supplemental cash flow information:
Interest paid, net of amounts capitalized	$59,769	$64,452

TALOS ENERGY INC.	11	333 Clay St., Suite 3300, Houston, TX 77002

SUPPLEMENTAL NON-GAAP INFORMATION

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP measures which may be reported by other companies.

Reconciliation of General and Administrative Expenses to Adjusted General and Administrative Expenses

We believe the presentation of Adjusted General and Administrative Expenses provides management and investors with (i) important supplemental indicators of the operational performance of our business, (ii) additional criteria for evaluating our performance relative to our peers and (iii) supplemental information to investors about certain material non-cash and/or other items that may not continue at the same level in the future. Adjusted General & Administrative Expenses has limitations as an analytical tool and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP or as alternatives to net income (loss), operating income (loss) or any other measure of financial performance presented in accordance with GAAP. We define these as the following:

General and Administrative Expenses. General and Administrative Expenses generally consist of costs incurred for overhead, including payroll and benefits for our corporate staff, costs of maintaining our headquarters, costs of managing our production operations, bad debt expense, equity-based compensation expense, audit and other fees for professional services and legal compliance.

($ thousands)	Three Months Ended June 30, 2025
Reconciliation of General & Administrative Expenses to Adjusted General & Administrative Expenses:
Total General and administrative expense	$39,430
Transaction expenses	(663)
Non-cash equity-based compensation expense	(4,403)

Adjusted General & Administrative Expenses	$34,364

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

“EBITDA” and “Adjusted EBITDA” provide management and investors with (i) additional information to evaluate, with certain adjustments, items required or permitted in calculating covenant compliance under our debt agreements, (ii) important supplemental indicators of the operational performance of our business, (iii) additional criteria for evaluating our performance relative to our peers and (iv) supplemental information to investors about certain material non-cash and/or other items that may not continue at the same level in the future. EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP or as alternatives to net income (loss), operating income (loss) or any other measure of financial performance presented in accordance with GAAP. We define these as the following:

EBITDA. Net income (loss) plus interest expense; income tax expense (benefit); depreciation, depletion and amortization; and accretion expense.

Adjusted EBITDA. EBITDA plus non-cash impairment of oil and natural gas properties, transaction and other (income) expenses, decommissioning obligations, the net change in fair value of derivatives (mark-to-market effect, net of cash settlements and premiums related to these derivatives), (gain) loss on debt extinguishment, non-cash write-down of other well equipment and non-cash equity-based compensation expense.

Adjusted EBITDA excluding hedges. We have historically provided as a supplement to—rather than in lieu of—Adjusted EBITDA including hedges, provides useful information regarding our results of operations and profitability by illustrating the operating results of our oil and natural gas properties without the benefit or detriment, as applicable, of our financial oil and natural gas hedges. By excluding our oil and natural gas hedges, we are able to convey actual operating results using realized market prices during the period, thereby providing analysts and investors with additional information they can use to evaluate the impacts of our hedging strategies over time.

TALOS ENERGY INC.	12	333 Clay St., Suite 3300, Houston, TX 77002

The following tables present a reconciliation of the GAAP financial measure of Net Income (loss) to EBITDA, Adjusted EBITDA, Adjusted EBITDA excluding hedges for each of the periods indicated (in thousands):

	Three Months Ended
($ thousands)	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net Income (loss)	$(185,937)	$(9,868)	$(64,508)	$88,173
Interest expense	40,811	40,927	41,536	46,275
Income tax expense (benefit)	(36,426)	(91)	9,448	18,111
Depreciation, depletion and amortization	269,706	280,716	274,554	274,249
Accretion expense	32,046	30,894	30,551	29,418

EBITDA	120,200	342,578	291,581	456,226
Impairment of oil and natural gas properties	223,881	—	—	—
Transaction and other (income) expenses(1)	(773)	(4,579)	1,193	(17,687)
Decommissioning obligations(2)	76	(157)	797	2,725
Derivative fair value (gain) loss(3)	(86,855)	15,853	42,989	(126,291)
Net cash received (paid) on settled derivative instruments(3)	33,315	5,167	19,651	6,071
Non-cash equity-based compensation expense	4,403	4,141	5,603	3,315

Adjusted EBITDA	294,247	363,003	361,814	324,359
Add: Net cash (received) paid on settled derivative instruments(3)	(33,315)	(5,167)	(19,651)	(6,071)

Adjusted EBITDA excluding hedges	$260,932	$357,836	$342,163	$318,288

Production:
Boe(4)	8,494	9,080	9,081	8,878
Adjusted EBITDA and Adjusted EBITDA excluding hedges margin:
Adjusted EBITDA per Boe(4)	$34.64	$39.98	$39.84	$36.54
Adjusted EBITDA excluding hedges per Boe(1)(4)	$30.72	$39.41	$37.68	$35.85

(1)

For the three months ended September 30, 2024, transaction expenses include $4.7 million of severance costs related to the departure of the Company’s former President and Chief Executive Officer on August 29, 2024. Other income (expense) includes miscellaneous income and expenses that we do not view as a meaningful indicator of our operating performance. For the three months ended September 30, 2024, it includes an incremental $13.5 million gain from the sale of our wholly owned subsidiary, Talos Low Carbon Solutions LLC, due to the recognition of contingent consideration as well as a $7.0 million increase in fair value of a service credit acquired via the QuarterNorth Acquisition.

(2)

Estimated decommissioning obligations were a result of working interest partners or counterparties of divestiture transactions that were unable to perform the required abandonment obligations due to bankruptcy or insolvency and are included in “Other operating (income) expense” on our consolidated statements of operations.

(3)

The adjustments for the derivative fair value (gain) loss and net cash receipts (payments) on settled derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within Adjusted EBITDA on an unrealized basis during the period the derivatives settled.

(4)

One Boe is equal to six Mcf of natural gas or one Bbl of oil or NGLs based on an approximate energy equivalency. This is an energy content correlation and does not reflect a value or price relationship between the commodities.

TALOS ENERGY INC.	13	333 Clay St., Suite 3300, Houston, TX 77002

Reconciliation of Adjusted EBITDA to Adjusted Free Cash Flow and Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

“Adjusted Free Cash Flow” before changes in working capital provides management and investors with (i) important supplemental indicators of the operational performance of our business, (ii) additional criteria for evaluating our performance relative to our peers and (iii) supplemental information to investors about certain material non-cash and/or other items that may not continue at the same level in the future. Adjusted Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP or as alternatives to net income (loss), operating income (loss) or any other measure of financial performance presented in accordance with GAAP. We define these as the following:

Capital Expenditures and Plugging & Abandonment. Actual capital expenditures and plugging & abandonment recognized in the quarter, inclusive of accruals.

Interest Expense. Actual interest expense per the income statement.

Talos did not pay any cash income taxes in the period, therefore cash income taxes have no impact to the reported Adjusted Free Cash Flow before changes in working capital number.

($ thousands)	Three Months Ended June 30, 2025
Reconciliation of Adjusted EBITDA to Adjusted Free Cash Flow (before changes in working capital):
Adjusted EBITDA	$294,247
Capital expenditures	(124,061)
Plugging & abandonment	(28,497)
Decommissioning obligations settled	(350)
Investment in Mexico	(1,996)
Interest expense	(40,811)

Adjusted Free Cash Flow (before changes in working capital)	98,532

($ thousands)	Three Months Ended June 30, 2025
Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow (before changes in working capital):
Net cash provided by operating activities(1)	$351,637
(Increase) decrease in operating assets and liabilities	(87,524)
Capital expenditures(2)	(124,061)
Decommissioning obligations settled	(350)
Investment in Mexico	(1,996)
Transaction and other (income) expenses(3)	(773)
Decommissioning obligations(4)	76
Amortization of deferred financing costs and original issue discount	(1,865)
Income tax benefit	(36,426)
Other adjustments	(186)

Adjusted Free Cash Flow (before changes in working capital)	98,532

(1)	Includes settlement of asset retirement obligations.
(2)	Includes accruals and excludes acquisitions.
(3)	Other income (expense) includes other miscellaneous income and expenses that we do not view as a meaningful indicator of our operating performance.
(4)

Estimated decommissioning obligations were a result of working interest partners or counterparties of divestiture transactions that were unable to perform the required abandonment obligations due to bankruptcy or insolvency.

TALOS ENERGY INC.	14	333 Clay St., Suite 3300, Houston, TX 77002

Reconciliation of Net Income to Adjusted Net Income (Loss) and Adjusted Earnings per Share

“Adjusted Net Income (Loss)” and “Adjusted Earnings per Share” are to provide management and investors with (i) important supplemental indicators of the operational performance of our business, (ii) additional criteria for evaluating our performance relative to our peers and (iii) supplemental information to investors about certain material non-cash and/or other items that may not continue at the same level in the future. Adjusted Net Income (Loss) and Adjusted Earnings per Share have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP or as an alternative to net income (loss), operating income (loss), earnings per share or any other measure of financial performance presented in accordance with GAAP.

Adjusted Net Income (Loss). Net income (loss) plus impairment of oil and natural gas properties, transaction related costs, derivative fair value (gain) loss, net cash receipts (payments) on settled derivative instruments, income tax expense (benefit) and non-cash equity-based compensation expense.

Adjusted Earnings per Share. Adjusted Net Income (Loss) divided by the number of common shares.

	Three Months Ended June 30, 2025
($ thousands, except per share amounts)		Basic per Share	Diluted per Share
Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss):
Net Income (loss)	$(185,937)	$(1.05)	$(1.05)
Impairment of oil and natural gas properties	223,881	$1.26	$1.26
Transaction and other (income) expenses(1)	(773)	$(0.00)	$(0.00)
Decommissioning obligations(2)	76	$0.00	$0.00
Derivative fair value (gain) loss(3)	(86,855)	$(0.49)	$(0.49)
Net cash received (paid) on settled derivative instruments(3)	33,315	$0.19	$0.19
Non-cash income tax benefit	(36,426)	$(0.21)	$(0.21)
Non-cash equity-based compensation expense	4,403	$0.02	$0.02

Adjusted Net Income (Loss)(4)	$(48,316)	$(0.27)	$(0.27)

Weighted average common shares outstanding at June 30, 2025:
Basic	177,404
Diluted	177,404

(1)	Other income (expense) includes other miscellaneous income and expenses that the Company does not view as a meaningful indicator of its operating performance.
(2)

Estimated decommissioning obligations were a result of working interest partners or counterparties of divestiture transactions that were unable to perform the required abandonment obligations due to bankruptcy or insolvency.

(3)

The adjustments for the derivative fair value (gain) loss and net cash receipts (payments) on settled derivative instruments have the effect of adjusting net income (loss) for changes in the fair value of derivative instruments, which are recognized at the end of each accounting period because we do not designate commodity derivative instruments as accounting hedges. This results in reflecting commodity derivative gains and losses within Adjusted Net Income (Loss) on an unrealized basis during the period the derivatives settled.

(4)	The per share impacts reflected in this table were calculated independently and may not sum to total adjusted basic and diluted EPS due to rounding.

TALOS ENERGY INC.	15	333 Clay St., Suite 3300, Houston, TX 77002

Reconciliation of Total Debt to Net Debt and Net Debt to LTM Adjusted EBITDA

We believe the presentation of Net Debt, LTM Adjusted EBITDA and Net Debt to LTM Adjusted EBITDA is important to provide management and investors with additional important information to evaluate our business. These measures are widely used by investors and ratings agencies in the valuation, comparison, rating and investment recommendations of companies.

Net Debt. Total Debt principal minus cash and cash equivalents.

Net Debt to LTM Adjusted EBITDA. Net Debt divided by the LTM Adjusted EBITDA.

($ thousands)	June 30, 2025
Reconciliation of Net Debt:
9.000% Second-Priority Senior Secured Notes – due February 2029	$625,000
9.375% Second-Priority Senior Secured Notes – due February 2031	625,000
Bank Credit Facility – matures March 2027	—

Total Debt	1,250,000
Less: Cash and cash equivalents	(357,287)

Net Debt	$892,713

Calculation of LTM Adjusted EBITDA:
Adjusted EBITDA for three months period ended September 30, 2024	$324,359
Adjusted EBITDA for three months period ended December 31, 2024	361,814
Adjusted EBITDA for three months period ended March 31, 2025	363,003
Adjusted EBITDA for three months period ended June 30, 2025	294,247

LTM Adjusted EBITDA	$1,343,423

Reconciliation of Net Debt to LTM Adjusted EBITDA:
Net Debt / LTM Adjusted EBITDA(1)	0.7x

(1)	Net Debt / LTM Adjusted EBITDA figure excludes the payments of Finance Lease. Had the Finance Lease been included, Net Debt / LTM Adjusted EBITDA would have been 0.8x.

TALOS ENERGY INC.	16	333 Clay St., Suite 3300, Houston, TX 77002